Exhibit (d)(2)














                              STOCKHOLDER AGREEMENT

                                   dated as of

                               September 19, 2001

                                      among

                          BRISTOL-MYERS SQUIBB COMPANY,

                     BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY

                                       and

                          IMCLONE SYSTEMS INCORPORATED

                                TABLE OF CONTENTS

                                  ------------

                                                                                             PAGE

                                    ARTICLE 1
                                   DEFINITIONS

SECTION 1.01.  DEFINITIONS......................................................................1

                                    ARTICLE 2
                              CORPORATE GOVERNANCE

SECTION 2.01.  COMPOSITION OF THE BOARD OF DIRECTORS...........................................10
SECTION 2.02.  SOLICITATION AND VOTING OF SHARES...............................................12
SECTION 2.03.  COMMITTEES OF THE BOARD OF DIRECTORS............................................12
SECTION 2.04.  BMS APPROVAL REQUIRED FOR CERTAIN ACTIONS.......................................13

                                    ARTICLE 3
          LIMITATIONS ON ADDITIONAL PURCHASES OF COMMON STOCK AND OTHER
                                     ACTIONS

SECTION 3.01.  PURCHASES OF COMMON STOCK.......................................................15
SECTION 3.02.  ADDITIONAL LIMITATIONS..........................................................15
SECTION 3.03.  STANDSTILL EXCEPTIONS...........................................................16
SECTION 3.04.  BMS DILUTION OPTION.............................................................18

                                    ARTICLE 4
                              TRANSFER RESTRICTIONS

SECTION 4.01.  TRANSFER OF COMMON STOCK........................................................21
SECTION 4.02.  TRANSFER OF SHARES OF THE EQUITY HOLDING ENTITY.................................22

                                    ARTICLE 5
                               REGISTRATION RIGHTS

SECTION 5.01.  REGISTRATION....................................................................23
SECTION 5.02.  PIGGYBACK REGISTRATION..........................................................23
SECTION 5.03.  REDUCTION OF OFFERING...........................................................24
SECTION 5.04.  REGISTRATION PROCEDURES.........................................................24
SECTION 5.05.  CONDITIONS TO OFFERINGS.........................................................26
SECTION 5.06.  ADDITIONAL CONDITIONS...........................................................27
SECTION 5.07.  REGISTRATION EXPENSES...........................................................28
SECTION 5.08.  INDEMNIFICATION; CONTRIBUTION...................................................28






SECTION 5.09.  RULE 144........................................................................31
SECTION 5.10.  LOCKUP..........................................................................31

                                    ARTICLE 6
                                  MISCELLANEOUS

SECTION 6.01.  NOTICES.........................................................................32
SECTION 6.02.  AMENDMENTS; WAIVERS.............................................................33
SECTION 6.03.  SUCCESSORS AND ASSIGNS..........................................................33
SECTION 6.04.  CAPTIONS........................................................................33
SECTION 6.05.  SEVERABILITY....................................................................33
SECTION 6.06.  SPECIFIC PERFORMANCE............................................................33
SECTION 6.07.  GOVERNING LAW...................................................................34
SECTION 6.08.  JURISDICTION....................................................................34
SECTION 6.09.  WAIVER OF JURY TRIAL............................................................34
SECTION 6.10.  COUNTERPARTS; EFFECTIVENESS; BENEFIT............................................34
SECTION 6.11.  ENTIRE AGREEMENT................................................................34
SECTION 6.12.  EXPENSES........................................................................35
SECTION 6.13.  ADDITIONAL COVENANT OF BMS......................................................35

                              STOCKHOLDER AGREEMENT


         STOCKHOLDER AGREEMENT dated as of September 19, 2001 (this "AGREEMENT") among BRISTOL-MYERS SQUIBB COMPANY, a Delaware corporation ("BMS"), BRISTOL-MYERS SQUIBB BIOLOGICS COMPANY, a Delaware corporation and a wholly owned subsidiary of BMS ("ACQUISITION SUB"), and IMCLONE SYSTEMS INCORPORATED, a Delaware corporation (the "COMPANY").

         WHEREAS, each of the Boards of Directors of BMS, Acquisition Sub and the Company has approved this Agreement and the transactions contemplated hereby;

         WHEREAS, simultaneously with the execution of this Agreement, the Company, BMS and Acquisition Sub are entering into an Acquisition Agreement (the "ACQUISITION AGREEMENT"), pursuant to which, among other things, BMS and Acquisition Sub shall commence a tender offer to acquire shares of the Company's common stock; and

         WHEREAS, simultaneously with the execution of this Agreement, the Company, BMS and E.R. Squibb & Sons, L.L.C., a limited liability company formed under the laws of Delaware and a wholly owned subsidiary of BMS ("ERS") are entering into a Development, Promotion, Distribution and Supply Agreement (the "COMMERCIAL ARRANGEMENTS"), pursuant to which, among other things, the Company, BMS and ERS will co-develop and co-promote the biologic pharmaceutical product IMC-C225 in the United States, Canada and Japan.

         NOW, THEREFORE, in consideration of the respective representations, warranties, covenants, agreements and conditions herein, the parties hereto hereby agree as follows:

                                    ARTICLE 1
                                   DEFINITIONS

         SECTION 1.01. DEFINITIONS. (a) The following terms, as used herein, have the following meanings:

         "AFFILIATE" of any Person means any other Person directly or indirectly controlling, controlled by or under common control with such Person; PROVIDED that for purposes of this Agreement, neither the Company nor any of its

Subsidiaries shall be deemed an Affiliate of BMS or the Equity Holding Entity. For the purposes of this definition, "CONTROL" when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise; and the terms "CONTROLLING" and "CONTROLLED" have meanings correlative to the foregoing.

         "BMS DILUTION EVENT" means (a) the date which is forty-five calendar days after any date after the Effective Time on which BMS' Common Stock Interest is less than 5%; PROVIDED that if the Equity Holding Entity acquires shares of Common Stock within such forty-five calendar day period so that, at any time prior to the end of such forty-five calendar day period, BMS' Common Stock Interest is equal to or greater than 5%, then a BMS Dilution Event shall not be deemed to have occurred on such date, or (b) Acquisition Sub not acquiring 5% or more of the outstanding Common Stock in the Initial Acquisition; PROVIDED that, for purposes of Section 3.03(b)(i) of this Agreement, the term "BMS' Beneficial Interest" shall be substituted for the term "BMS' Common Stock Interest" in this definition of BMS Dilution Event.

         "BMS DIRECTOR" means a Director who is designated for such position by BMS in accordance with Section 2.01.

         "BMS RIGHT OF FIRST NEGOTIATION" means the rights granted to BMS pursuant to Section 3.6 of the Commercial Arrangements.

         "BMS RIGHT OF FIRST OFFER" means the rights granted to BMS pursuant to
Section 3.5 of the Commercial Arrangements.

         "BMS SELL-DOWN" means a direct or indirect transfer, sale or other disposition by BMS or any of its Affiliates of shares of Common Stock (including, without limitation, any pledge of or encumbrance on shares of Common Stock) or any Hedging Transaction entered into by BMS or any of its Affiliates, the result of which is that BMS and its Affiliates own or have voting power over less than, or have reduced their economic exposure to less than the equivalent of, 75% of the maximum number of shares of Common Stock beneficially owned by BMS and its Affiliates at any time from the Effective Time through the time immediately prior to such transfer, sale or other disposition or transaction.

         "BMS' BENEFICIAL INTEREST" means, for any date, the percentage of Common Stock, determined on the basis of the number of shares of Common Stock then outstanding (i.e., determined on a primary basis), that is beneficially owned by BMS on such date.

         "BMS' COMMON STOCK INTEREST" means, for any date, the percentage of (i) shares of outstanding Common Stock owned by BMS and its Affiliates on such date and over which BMS or any of its Affiliates exercises full voting control and bears the full economic risk, plus any shares of Common Stock with respect to which BMS has delivered a BMS Dilution Option Exercise Notice but which the Equity Holding Entity has not yet acquired; PROVIDED that if BMS does not pay the purchase price for shares of Common Stock for which it has delivered a BMS Dilution Option Exercise Notice in accordance with the provisions of Section
3.04 of this Agreement, then such shares will not be included in such calculation, to (ii) the total number of shares of Common Stock then outstanding (i.e., determined on a primary basis).

         "BMS' ENDING DILUTION PERIOD INTEREST" means, with respect to any Dilution Period, the BMS Common Stock Interest as of the last day of such Dilution Period.

         "BMS' GREATEST DILUTION PERIOD INTEREST" means, with respect to any Dilution Period, the percentage equivalent of the Net Fraction which is the greatest (but in any event not greater than the Standstill Interest) on any day during the applicable Dilution Period. The "NET FRACTION" for any day shall be equal to the fraction set forth in clause (a) below less each fraction set forth in clause (b) below:

         (a) the fraction

                  (i) the numerator of which is the sum of (w) the number of shares of outstanding Common Stock owned by the Equity Holding Entity at such date (the "DETERMINATION DATE") and over which the Equity Holding Entity exercised full voting control and bore the full economic risk as of the Determination Date and (x) any shares with respect to which at the Determination Date either (A) a previous BMS Dilution Option may be, but has not been, exercised by BMS (whether or not the Company shall have provided a Dilution Notice to BMS with respect to such previous BMS Dilution Option), if any, or (B) a previous BMS Dilution Option has been exercised by BMS but the shares subject to such BMS Dilution Option shall not have been purchased by the Equity Holding Entity, if any; PROVIDED that, in the case of clause (A), if BMS does not exercise such previous BMS Dilution Option on or prior to the thirtieth day after receipt from the Company of the Dilution Notice with respect to such previous BMS Dilution Option, or, in the case of clauses (A) and (B), BMS shall have exercised such previous BMS Dilution Option but the Equity Holding Entity shall have failed to purchase such shares in accordance with the provisions of Section 3.04(e), such shares shall not be included in such calculation; and

         (ii) the denominator of which is the sum of (y) the total number of shares of Common Stock outstanding (i.e., determined on a primary basis) as of the Determination Date and (z) any shares included in the calculation of the numerator pursuant to clause (i)(x) above, if any, LESS,

         (b) for each sale, transfer or other disposition (including, without limitation, any pledge of or encumbrance on shares of Common Stock) or Hedging Transaction entered into by the Equity Holding Entity, in each case, which is consummated or entered into after the Determination Date, the fraction

                  (i) the numerator of which is the number of shares sold, transferred or otherwise disposed of or subject to such Hedging Transaction, and

                  (ii) the denominator of which is the total number of shares of Common Stock outstanding at the time of such sale, transfer, disposition or Hedging Transaction.

         A Person shall be deemed to "BENEFICIALLY OWN", and shall be deemed the "BENEFICIAL OWNER" of, any securities:

                  (a) which such Person or any of its Affiliates, directly or indirectly, beneficially owns (as determined pursuant to Rule 13d-3 under the Exchange Act as in effect on the date hereof);

                  (b) which such Person or any of its Affiliates, directly or indirectly, has:

                           (i) the right to acquire (whether such right is
                  exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise; PROVIDED that shares of Common Stock that the Equity Holding Entity may acquire pursuant to the BMS Dilution Option shall not be deemed beneficially owned by the Equity Holding Entity until BMS shall have delivered a BMS Dilution Option Exercise Notice with respect to such shares; or

                           (ii) the right to vote (whether such right is
                  exercisable immediately or only upon the occurrence of certain events or the passage of time or both) pursuant to any agreement, arrangement or understanding (whether or not in writing) or otherwise; PROVIDED that a Person shall not be deemed to "beneficially own" or be the "beneficial owner" of any security under this clause (ii) as a result of an agreement, arrangement or understanding to vote such security if such agreement, arrangement or understanding (A) arises solely from a revocable proxy or consent given in response to a public proxy or consent solicitation made pursuant to, and in accordance with, the applicable rules and regulations under the Exchange Act and (B) is not also then reportable by such Person on Schedule 13D under the Exchange Act (or any comparable or successor report); or

                  (c) which are beneficially owned, directly or indirectly, by any other Person (or any Affiliate thereof) with which such Person or any of its Affiliates has any agreement, arrangement or understanding (whether or not in writing) for the purpose of acquiring, holding, voting (except pursuant to a revocable proxy as described in subparagraph(b)(ii) immediately above) or disposing of any such securities;

         PROVIDED that neither the Company nor any of its Subsidiaries shall be deemed Affiliates of BMS for purposes of this definition.

         "BOARD" or "BOARD OF DIRECTORS" means the Board of Directors of the Company, except where the context requires otherwise.

         "BUSINESS DAY" means any day except a Saturday, Sunday or other day on which commercial banks in the City of New York are authorized by law to close.

         "CODE" means the Internal Revenue Code of 1986.

         "COMMON STOCK" means the common stock, $.001 par value, of the Company.

         "COMMON STOCK EQUIVALENTS" means any securities of the Company exercisable or exchangeable for or convertible into shares of Common Stock, whether exercisable, exchangeable or convertible immediately or only upon the occurrence of certain events or the passage of time or both.

         "COMPANY AGGREGATE VALUE" means, for any date, the aggregate market capitalization of the Company plus the aggregate indebtedness of the Company plus the fair value of any outstanding preferred stock of the Company.

         "COMPANY AVERAGE CLOSING PRICE" means the average closing price of the Common Stock on the Nasdaq for the thirty Nasdaq trading days ending on and including the date which is the fifth Nasdaq trading day prior to the date on which the existence of any Complying Proposal is made public.

         "COMPLYING PROPOSAL" means a proposal by BMS to acquire all, but not less than all, of the then-outstanding shares of Common Stock and Common Stock Equivalents not owned by the Equity Holding Entity for a price or consideration per share not less than 125% of the Company Average Closing Price, the consideration for which may be cash or common stock of BMS; PROVIDED that if BMS proposes consideration in the form of BMS common stock, in whole or in part, then (i) upon issuance to holders of Common Stock and Common Stock Equivalents, such common stock of BMS shall be listed on the same securities exchanges as all other outstanding common stock of BMS, and (ii) the acquisition shall be structured so as to qualify as a "reorganization" under Section 368 of the Code or as an exchange described in Section 351 of the Code or any successor provision thereto or any other provision of the Code which would enable the acquisition to be tax-free to the Company's stockholders.

         "DETERMINATION DATE" has the meaning set forth in the definition of "BMS' Greatest Dilution Period Interest".

         "DIRECTOR" means a member of the Board of Directors.

         "DILUTION REFERENCE DATE" means any (i) Annual Dilution Reference Date,
(ii) Exceptional Stock Issuance Date or (iii) Rights-Reducing Stock Issuance
Date.

         "DILUTION PERIOD" means (i) with respect to the initial Dilution Period, the period beginning on the Effective Time and ending upon the first Dilution Reference Date thereafter and (ii) with respect to all subsequent Dilution Periods, the period beginning on the day following the immediately preceding Dilution Reference Date and ending on the immediately following Dilution Reference Date.

         "EFFECTIVE TIME" means the time of the Closing (as defined in the Acquisition Agreement), unless "Closing" is defined by clause (iv) of the definition of Closing, in which case "Effective Time" shall mean the date on which BMS' Common Stock Interest is first equal to or greater than 5%.

         "EQUITY HOLDING ENTITY" means Acquisition Sub or, upon any transfer by Acquisition Sub pursuant to Section 4.01(d) of the shares of Common Stock owned by Acquisition Sub, the transferee of Acquisition Sub (or, upon any subsequent transfer pursuant to Section 4.01(d), the transferee of such transferee).

         "EXCHANGE ACT" means the Securities Exchange Act of 1934.

         "FIRST COMMERCIAL SALE" has the meaning set forth in the Commercial Arrangements.

         "HEDGING TRANSACTION" means any forward, futures, swap, call, put, short sale or other hedging arrangement entered into by any Person or any of its Affiliates that transfers all or a portion of the economic risk or benefit associated with the ownership of Common Stock.

         "HSR ACT" means the Hart-Scott-Rodino Antitrust Improvements Act of
1976.

         "INITIAL ACQUISITION" means the acquisition by Acquisition Sub of shares of Common Stock pursuant to (i) the Offer and, if consummated, the Additional Share Issuance, (ii) the Market Failure Share Issuance, or (iii) the Open Market Purchase and, if consummated, the Open Market Top-Up Share Issuance (as such terms are defined in the Acquisition Agreement).

         "INITIAL TRIGGER DATE" means the later to occur of (i) the date which is the third anniversary of the Signing Date, and (ii) the date which is the second anniversary of the First Commercial Sale; PROVIDED that if the date referred to in clause (ii) occurs after the date which is forty-two months after the Signing Date, the Initial Trigger Date shall be the date which is forty-two months after the Signing Date.

         "INSTITUTIONAL PURCHASER" means a Person described in Rule 13d-1(b)(1) promulgated under the Exchange Act (other than any such Person who acquires Common Stock as part of such Person's market-making or broker-dealer activities).

         "MERCK AGREEMENT" means the Development and License Agreement, dated December 14, 1998, between the Company and Merck KgaA, as amended and modified as of the date of this Agreement.

         "NASDAQ" means the National Association of Securities Dealers Automated Quotation System.

         "NET FRACTION" has the meaning set forth in the definition of "BMS' Greatest Dilution Period Interest".

         "OUTSTANDING CONVERTIBLE SECURITIES" means (a) any securities of the Company outstanding as of September 18, 2001 that are convertible into or exercisable or exchangeable for shares of Common Stock, and any options or other rights to acquire from the Company or other obligation of the Company to issue, shares of Common Stock, in each case outstanding or existing as of September 18, 2001, including without limitation shares issuable (A) to Merck KGaA pursuant to the Merck Agreement, (B) as a result of the exercise of options or warrants outstanding as of September 18, 2001, (C) upon conversion of the Company's outstanding 5 1/2% Convertible Notes due March 1, 2005, or (D) pursuant to the Company's employee stock purchase plan, and (b) any shares issued after September 18, 2001 in connection with any hiring, retention, compensation, incentivization, retirement, termination or severance arrangements for employees, officers, directors and consultants of the Company and its Affiliates, whether or not the obligation exists as of September 18, 2001, and any option, stock award or warrant issued in the ordinary course of business.

         "PERSON" means an individual or a corporation, partnership, association, trust, or any other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

         "REGISTRABLE SECURITIES" means all shares of Common Stock held by the Equity Holding Entity; PROVIDED, that such securities shall cease to be Registrable Securities when (i) a registration statement relating to such securities shall have been declared effective by the SEC and such securities shall have been disposed of pursuant to such registration statement, or (ii) such securities have been disposed of pursuant to Rule 144 promulgated under the Securities Act or may be disposed of pursuant to Rule 144(k) promulgated under the Securities Act.

         "RESTRICTED PERIOD" means the period from the Signing Date until the earliest to occur of (i) the fifth anniversary of the Signing Date, (ii) a BMS Dilution Event, (iii) a BMS Sell-Down, (iv) the consummation of a Third-Party Change of Control Transaction, (v) a termination of the Commercial Arrangements by BMS pursuant to Section 13.3 of the Commercial Arrangements, or (vi) a termination of the Commercial Arrangements by the Company pursuant to Section
13.2 of the Commercial Arrangements.

         "SEC" means the Securities and Exchange Commission.

         "SECURITIES ACT" means the Securities Act of 1933.

         "SIGNING DATE" means the date of this Agreement.

         "STANDSTILL INTEREST" means, for any date, 19.9% of the then-outstanding shares of Common Stock.

         "STANDSTILL PERIOD" means the period from the Signing Date until the Standstill Termination Date.

         "STANDSTILL TERMINATION DATE" means the earliest to occur of: (i) the date which is the fifth anniversary of the Signing Date; (ii) the date on which a Third- Party Change of Control Transaction is consummated; (iii) the first anniversary of a BMS Dilution Event; and (iv) the date on which a Prohibited Action is taken by the Company during the Restricted Period without the consent of the BMS Directors.

         "SUBSIDIARY" means, with respect to any Person, any corporation or other entity of which a majority of the capital stock or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by such Person.

         "THIRD-PARTY CHANGE OF CONTROL TRANSACTION" means an acquisition of beneficial ownership of more than 35% of the outstanding Common Stock by a third-party other than BMS or any Affiliate of BMS.

         "UNDERWRITER" means a securities dealer who purchases any Registrable Securities as a principal in connection with a distribution of such Registrable Securities and not as part of such dealer's market-making activities.

         Any reference in this Agreement to a statute shall be to such statute, as amended from time to time, and to the rules and regulations promulgated thereunder.

         (b) Each of the following terms is defined in the Section set forth opposite each term:



TERM                                                      SECTION
----                                                      -------
Acquisition Agreement...................................  Recitals
Acquisition Sub.........................................  Preamble
Annual Dilution Reference Date..........................  3.04
BMS.....................................................  Preamble
BMS Dilution Option.....................................  3.04
BMS Dilution Option Exercise Notice.....................  3.04
BMS Dilution Option Shares..............................  3.04




                                       9

TERM                                                      SECTION
----                                                      -------
BMS Schedule 13D........................................  3.04
Commercial Arrangements.................................  Recitals
Company.................................................  Preamble
Demand Registration.....................................  5.01
Dilution Notice.........................................  3.04
ERS.....................................................  Recitals
Exceptional Stock Issuance Date.........................  3.04
Inspectors..............................................  5.04
Overall Dilution Option Period..........................  3.04
Piggyback Registration..................................  5.02
Prohibited Actions......................................  2.04
Records.................................................  5.04
Registration Expenses...................................  5.07
Registration Statement..................................  5.01
Rights-Reducing Stock Issuance Date.....................  3.04



                                    ARTICLE 2
                              CORPORATE GOVERNANCE

         SECTION 2.01. COMPOSITION OF THE BOARD OF DIRECTORS. (a) The number of directors comprising the Board of Directors immediately after the Effective Time shall be increased to twelve.

          (b) Immediately after the Effective Time, the Company shall cause to be appointed to its Board of Directors two individuals to be designated by BMS prior to the Effective Time, which individuals shall serve as BMS Directors in accordance with the terms of this Section 2.01; PROVIDED that (i) if immediately after the Effective Time, BMS has the right to nominate only one BMS Director pursuant to this Section 2.01, the Company shall cause one individual designated by BMS to be appointed to its Board of Directors, and such individual shall serve as a BMS Director in accordance with the terms of this Section 2.01, and
(ii) if immediately after the Effective Time, BMS has no right to designate a BMS Director pursuant to this Section 2.01, the Board shall not be required to cause the appointment of any individual to the Board as a BMS Director. Subject to the other provisions of this Section 2.01, such BMS Directors shall remain in office until the next election of directors (or any earlier termination, resignation or removal). Following the Effective Time, all Directors in office immediately prior to the Effective Time shall remain in office until the next election of directors (or any earlier termination, resignation or removal).

          (c) Except as otherwise provided herein, at all times from and after the Effective Time, but subject to Section 2.01(d), BMS shall have the right to designate two BMS Directors for election at each annual meeting of the Company's stockholders. Any individual designated by BMS to serve as a BMS Director pursuant to this Section 2.01 shall be a senior officer or director of BMS. Each individual so designated shall, subject to applicable law, be recommended by the Board for election to the Board by the Company's stockholders.

          (d) At all times from and after the Effective Time, if the Board is comprised of twelve members, BMS will have the right to have the Company nominate two BMS Directors; PROVIDED that if at any time BMS' Common Stock Interest is less than 12.5% for a period of forty-five consecutive calendar days, thereafter BMS will only have the right to have the Company nominate one BMS Director until such time as BMS' Common Stock Interest is 12.5% or greater. In the event that the number of Directors is increased from twelve during any period in which BMS has the right to have the Company nominate at least one BMS Director pursuant to this Section 2.01, BMS shall be entitled to designate a number of BMS Directors equal to (i) the lesser of (A) BMS' Common Stock Interest or (B) the Standstill Interest, multiplied by (ii) the total number of Directors (rounded down to next lowest whole number in the case of fractions less than .5 and rounded up to the next highest whole number in the case of fractions of .5 or greater). Notwithstanding the foregoing, if the Company has terminated the Commercial Arrangements pursuant to Section 13.2 of the Commercial Arrangements, BMS shall have no right to have the Company nominate a BMS Director, regardless of BMS' Common Stock Interest.

          (e) Subject to applicable law, in the event that at any time after the Effective Time, the number of BMS Directors differs from the number of Directors that BMS has the right to designate pursuant to this Section 2.01, (i) if the number of BMS Directors exceeds such number, BMS shall promptly cause to resign, and take all other action reasonably necessary to cause the prompt removal of, that number of BMS Directors as required to make the remaining number of BMS Directors conform to the number of BMS Directors that BMS has the right to nominate pursuant to this Section 2.01 and (ii) if the number of BMS Directors is less than such number, the Company shall promptly take all necessary action to create sufficient vacancies on the Board of Directors to permit BMS to designate the full number of BMS Directors which it is entitled to designate pursuant to this Section 2.01 (such action to include expanding the size of the Board of Directors or seeking the resignation or removal of Directors). The Company shall have the right to designate replacement Directors for the BMS Directors removed in accordance with clause (i) of the preceding sentence and upon the creation of any vacancy pursuant to clause (ii) of the preceding sentence BMS shall designate the person to fill such vacancy in accordance with this Section 2.01 and, subject to applicable law, the Board of Directors shall appoint each person so designated.

          (f) BMS shall have the right to designate any replacement for a BMS Director designated in accordance with this Section 2.01 by BMS at the termination of such Director's term or upon death, resignation, retirement, disqualification, removal from office or other cause. Subject to applicable law, the Board of Directors shall appoint each person so designated.

          (g) Notwithstanding anything in this Agreement to the contrary, the provisions of Sections 2.01(a), (b), (c), (d) and (f) shall terminate immediately and have no further force or effect upon the occurrence of a BMS Dilution Event.

         SECTION 2.02. SOLICITATION AND VOTING OF SHARES. (a) The Company shall use all reasonable efforts to solicit from the stockholders of the Company eligible to vote for the election of Directors proxies in favor of the nominees designated in accordance with Section 2.01; it being understood and agreed that the Company shall have satisfied its obligation under this Section 2.02(a) if it uses the same efforts to solicit consents in favor of the nominees designated by BMS as it uses to solicit consents in favor of all other nominees for the Board.

          (b) During the period in which BMS has the right to have the Company nominate at least one BMS Director pursuant to Section 2.01, in any election of Directors or in any meeting of the stockholders of the Company called expressly for the removal of Directors (or any action by written consent for such purposes), BMS, the Equity Holding Entity and all other Affiliates of BMS shall vote all of their shares of Common Stock as follows: (i) with respect to BMS Directors, as BMS and its Affiliates shall determine, and (ii) with respect to all remaining Directors, in the same proportion as the votes cast (whether for, against or abstaining) by all stockholders of the Company (other than BMS and its Affiliates).

          (c) BMS shall cause all shares of Common Stock beneficially owned by it to be represented, in person or by proxy, at all meetings of the Company's stockholders, so that such shares of Common Stock may be counted for the purpose of determining the presence of a quorum at such meetings.

         SECTION 2.03. COMMITTEES OF THE BOARD OF DIRECTORS. Subject to applicable law, during the period in which (i) BMS has the right to have the Company nominate at least one BMS Director pursuant to Section 2.01 and (ii) at least one BMS Director is a member of the Board, one of the members of each committee of the Board (other than any committee or committees of the Board whose mandate is limited to consideration of matters relating to (i) the Company's relationship with BMS, (ii) any transaction with BMS, or (iii) any Third-Party Change of Control Transaction) shall be a BMS Director. Committees of the Board may consist of any number of members, as determined by the Board. Where applicable, each BMS Director serving on a committee of the Board shall satisfy independent director criteria in order to be eligible to serve on such committee. Each committee of the Board will hold regularly scheduled meetings and each member of a committee shall receive reasonable prior notice of and may attend in person or by telephone any regular or special committee meeting.

         SECTION 2.04. BMS APPROVAL REQUIRED FOR CERTAIN ACTIONS. During the Restricted Period, the Company will not do any of the following (each, a "PROHIBITED ACTION") without the consent of the BMS Directors:

          (a) Issue Common Stock (or securities convertible into, or exercisable or exchangeable for, Common Stock) in excess of 21,473,002 shares in the aggregate, subject to appropriate adjustment for any stock split, reverse stock split or other similar transactions; PROVIDED that for purposes of this paragraph (a), the issuance of options and other securities convertible into, or exercisable or exchangeable for, Common Stock will be deemed issuances of shares of Common Stock (in the amount of shares into which such securities are exercisable, convertible or exchangeable) at the time such options and other securities are issued, and the subsequent issuance of Common Stock upon the exercise, conversion or exchange thereof shall not be subject to the limitations set forth in this paragraph (a); PROVIDED further that the following shall not be subject to the limitations set forth in this paragraph (a):

                  (i) the issuance of Common Stock (or securities convertible into, or exercisable or exchangeable for, Common Stock) in connection with any acquisition that is otherwise permitted under Section 2.04(c) below,

                  (ii) the issuance of Common Stock upon the conversion, exercise or exchange of options and other securities convertible into, or exercisable or exchangeable for, Common Stock outstanding as of the close of business on the Signing Date,

                  (iii) the issuance of Common Stock (or securities convertible into, or exercisable or exchangeable for, Common Stock) on a PRO RATA basis to all stockholders of the Company; and

                  (iv) the issuance of any capital stock of the Company pursuant to the Merck Agreement, the Acquisition Agreement or Section 3.04 of this Agreement;

         (b) Incur any indebtedness for borrowed money or issue any preferred stock if the total of (i) the principal amount of indebtedness incurred since the Signing Date and then-outstanding, and (ii) the net proceeds from the issuance after September 18, 2001 of any redeemable preferred stock then-outstanding would exceed the amount of indebtedness for borrowed money outstanding as of the Signing Date by more than $500 million; PROVIDED that, in the case of any indebtedness issued at a discount to its face value of greater than 5%, for the purposes of this paragraph (b), the principal amount of such indebtedness will be the gross proceeds received by the Company from such issuance; and PROVIDED further that the following shall not be subject to the limitations set forth in this paragraph (b):

                  (i) indebtedness for borrowed money incurred in connection with any acquisition that is otherwise permitted under Section 2.04(c) below;

                  (ii) inter-company indebtedness, including (i) indebtedness between the Company and any of its wholly-owned Subsidiaries, and (ii) indebtedness between any wholly-owned Subsidiaries of the Company; and

                  (iii) the issuance of any capital stock of the Company pursuant to the Merck Agreement;

         (c) Acquire any business, the aggregate consideration for which, when taken together with the aggregate consideration for all other such acquisitions consummated during the previous twelve months (it being acknowledged and agreed that the calculation of aggregate consideration under this paragraph (c) shall include any assumption of indebtedness in connection with any such acquisition), is in excess of 25% of the Company Aggregate Value at the time the Company enters into the binding agreement relating to such acquisition;

         (d) Enter into any non-competition agreement which would be binding on BMS or its Affiliates or any BMS Director, either at the time entered into or at the time at which BMS acquires, directly or indirectly, 100% of the outstanding Common Stock;

         (e) Dispose of all or any substantial portion of the non-cash assets of the Company, PROVIDED that any licensing, product development or marketing arrangement entered into after the Company has complied with the BMS Right of First Offer or the BMS Right of First Negotiation, as applicable, shall not be subject to this limitation;

         (f) Enter into any transaction or adopt any corporate action (including any amendment to the Company's certificate of incorporation or by-laws (other than those amendments approved by the Company's stockholders which are not recommended by the Board)), other than those contemplated by this Agreement, the Acquisition Agreement or the Commercial Arrangements and other than those imposed on each other holder of Common Stock, which would (i) impose limitations on the legal rights of BMS or any of its Affiliates as a stockholder of the Company, (ii) deny any benefit to BMS or any of its Affiliates, proportionately as a holder of Common Stock, that is made available to other holders of Common Stock, or (iii) otherwise materially adversely discriminate against BMS or any of its Affiliates as a stockholder of the Company; and

         (g) Issue shares of any class of capital stock with more than one vote per share, other than any class of stock (i) the shares of which are convertible into Common Stock, and (ii) for which the number of votes per share of such class does not exceed the number of votes per share of the class of stock into which it is convertible.

                                    ARTICLE 3
          LIMITATIONS ON ADDITIONAL PURCHASES OF COMMON STOCK AND OTHER
                                     ACTIONS

         SECTION 3.01. PURCHASES OF COMMON STOCK. Except for the acquisition of shares of Common Stock pursuant to the Acquisition Agreement, subject to the exceptions set forth in Section 3.03, during the Standstill Period, BMS and the Equity Holding Entity shall not, and BMS shall not permit its Affiliates to, directly or indirectly, acquire or make a proposal to acquire beneficial ownership of any shares of Common Stock from the Company or any other person or entity.

         SECTION 3.02. ADDITIONAL LIMITATIONS. Subject to the exceptions set forth in Section 3.03, during the Standstill Period, BMS and the Equity Holding Entity shall not, and BMS shall not permit its Affiliates to:

         (a) make, or take any action to solicit, initiate or encourage, any offer or proposal for, or any indication of interest in, a merger or other business combination involving the Company or any Subsidiary of the Company or the acquisition of any equity interest in, or a substantial portion of the assets of, the Company or any Subsidiary of the Company;

         (b) "solicit", or become a "participant" in any "solicitation" of, any "proxy" (as such terms are defined in Regulation 14A under the Exchange Act) from any holder of Common Stock in connection with any vote on any matter, or agree or announce its intention to vote with any Person undertaking a "solicitation";

         (c) form, join or in any way participate in a "group" (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any Common Stock;

         (d) grant any proxies with respect to any Common Stock to any Person (other than as recommended by the Board) or deposit any Common Stock in a voting trust or enter into any other arrangement or agreement with respect to the voting thereof; or

         (e) request, propose or otherwise seek any amendment or waiver of the provisions of Article 3.

         SECTION 3.03. STANDSTILL EXCEPTIONS. (a) Notwithstanding Sections 3.01 and 3.02, but subject to the provisions of Section 3.03(b) and Section 3.03(c):

                  (i) during the Standstill Period but after the Effective Time, the Equity Holding Entity may acquire beneficial ownership of additional shares of Common Stock (A) in the open market, or (B) in accordance with the terms of Section 3.04, if after giving effect to any acquisition of beneficial ownership of additional shares of Common Stock pursuant to clause (A) or (B), BMS' Beneficial Interest would not exceed the Standstill Interest;

                  (ii) if, during the Standstill Period, the Company provides material non-public information to a third-party in connection with, or begins active negotiation of, a Third-Party Change of Control Transaction, the Company shall promptly, and in any event within 2 Business Days, deliver written notice to BMS to such effect, which notice shall to the extent known by the Company set forth the percentage of Common Stock which the third-party is seeking to acquire pursuant to the Third-Party Change of Control Transaction, and BMS shall have the right to make a non-public proposal to the Board to acquire additional shares of Common Stock; PROVIDED that (i) BMS shall not be required (whether by applicable law or otherwise) to publicly disclose, or to amend, modify or supplement any existing public disclosure because of, the making of such proposal, and (ii) BMS shall not publicly disclose such proposal; PROVIDED FURTHER that notwithstanding the foregoing, if a third-party has publicly proposed a Third-Party Change of Control Transaction and the Company has provided material non-public information to such third-party in connection therewith, or has begun active negotiation of such Third-Party Change of

         Control Transaction, BMS shall have the right to make a public or non-public proposal to acquire additional shares of Common Stock, subject to the proviso in the penultimate sentence of this paragraph. If the Company accepts such BMS proposal, BMS or the Equity Holding Entity may acquire additional shares of Common Stock in accordance with the terms of such proposal. If the Company rejects such BMS proposal and enters into an agreement with respect to a Third-Party Change of Control Transaction, BMS may make a public proposal to acquire additional shares of Common Stock; PROVIDED that BMS may only acquire beneficial ownership of any additional shares of Common Stock in a transaction for the acquisition of (i) 100% of the outstanding shares of Common Stock, or (ii) the same percentage of the outstanding shares of Common Stock which a third-party has agreed to acquire in the Third-Party Change of Control Transaction. Notwithstanding the foregoing, BMS' right to make any proposal and to acquire additional shares of Common Stock pursuant to this clause (ii) is subject to the condition that the BMS Directors recuse themselves from any and all consideration of a Third-Party Change of Control Transaction by the Board or any committee thereof;

                  (iii) during the Standstill Period, BMS may acquire beneficial ownership of Common Stock if such acquisition has been approved by a majority of the Directors that are not BMS Directors; and

                  (iv) during the Standstill Period, BMS shall be permitted to make non-public requests to the Board to amend or waive any of the limitations set forth in Sections 3.01 or 3.02, which requests the Company may accept or reject in its sole discretion; PROVIDED that (i) BMS shall not be required (whether by applicable law or otherwise) to publicly disclose, or to amend, modify or supplement any existing public disclosure because of, the making of such request, and (ii) BMS shall not publicly disclose such request; PROVIDED FURTHER that if the Company agrees to any such request, and thereafter in connection with such amendment or waiver BMS makes a proposal for a merger or business combination, or a proposal for an acquisition of shares of Common Stock such that, after giving effect to such acquisition, BMS' Beneficial Interest would exceed the Standstill Interest, BMS agrees that any such proposal shall be a Complying Proposal.

         (b) Notwithstanding the provisions of Section 3.03(a):

                  (i) to the extent that the Standstill Period is still in effect, the exceptions set forth in clauses (i) through (iv) of Section 3.03(a) shall terminate (if not already terminated) upon the earlier to occur of a BMS

         Dilution Event or the termination of the Commercial Arrangements by the Company pursuant to Section 13.2 of the Commercial Arrangements; and

                  (ii) to the extent that the Standstill Period is still in effect, the exception set forth in Section 3.03(a)(ii) shall terminate (if not already terminated) upon the earlier to occur of a BMS Sell-Down or the termination of the Commercial Arrangements by BMS pursuant to Section 13.3 of the Commercial Arrangements; PROVIDED that if the exception set forth in Section 3.03(a)(ii) is terminated in accordance with this clause (ii), BMS shall be permitted to make a proposal to the Company to acquire Common Stock, but only after an agreement with respect to a Third-Party Change of Control Transaction has been publicly announced by the Company.

         (c) Notwithstanding anything in this Article 3 to the contrary, nothing shall prohibit the Board from taking any action, or refraining from taking any action, if the Board reasonably believes that taking such action or refraining from taking such action, as the case may be, is necessary in order to comply with its fiduciary duties.

         SECTION 3.04. BMS DILUTION OPTION. (a) During the period in which the Equity Holding Entity has the right to acquire additional shares of Common Stock pursuant to Section 3.03(a)(i) or, if the Standstill Period is terminated pursuant to clause (iv) of the definition of Standstill Termination Date and none of the events referred to in clauses (ii) or (iii) of the definition of Standstill Termination Date has occurred, the period ending on the fifth anniversary of the Signing Date (in either case, the "OVERALL DILUTION OPTION PERIOD"), the Company shall deliver a written notice to BMS of the occurrence of a Dilution Reference Date (the "DILUTION NOTICE") within 15 days after (i) the last date of each calendar year beginning with calendar year 2002 and the last date of the Overall Dilution Option Period (each such date, an "ANNUAL DILUTION REFERENCE DATE"), (ii) any date on which the Company has issued shares of Common Stock not in respect of Outstanding Convertible Securities and where the number of shares issued pursuant to such issuance represents more than 10% of the shares of Common Stock outstanding as of the close of business on the immediately preceding Business Day (each such date, an "EXCEPTIONAL STOCK ISSUANCE DATE"), and (iii) any date on which the Company has issued shares of Common Stock that has the effect of reducing BMS' Common Stock Interest below 5% or 12.5% where BMS' Common Stock Interest at the close of business on the immediately preceding Business Day was equal to or greater than 5% or 12.5%, respectively (each such date, a "RIGHTS-REDUCING STOCK ISSUANCE DATE"). Each Dilution Notice shall specify the number of shares of Common Stock outstanding on the relevant Dilution Reference Date, the number of shares of Common Stock issued by the Company since the previous Dilution Reference Date (or, in the case of the first Dilution Notice, since September 18, 2001) and, in the case of an Exceptional Stock Issuance Date, a description of the transaction which gave rise to such Exceptional Stock Issuance Date. In addition, each party shall promptly provide the other with such additional information as such party may reasonably request in order to enable the parties to determine the number of shares of Common Stock subject to each BMS Dilution Option. For purposes of determining whether a Rights-Reducing Stock Issuance Date has occurred or will occur pursuant to clause (iii) above, the parties hereto agree that, unless otherwise certified in writing to the Company by BMS (i) the Company shall be entitled to rely upon information set forth in the Schedule 13D to be filed on or after the date hereof by BMS with respect to its beneficial ownership of shares of Common Stock, as the same may be amended from time to time (the "BMS
SCHEDULE 13D"), and (ii) the Company shall assume that the number of shares of Common Stock "beneficially owned" by BMS as set forth in the BMS Schedule 13D is the number of "shares of outstanding Common Stock owned by BMS and its Affiliates on such date and over which BMS or any of its Affiliates exercises full voting control and bears the full economic risk" for purposes of the definition of "BMS' Common Stock Interest".

         (b) For each Dilution Period, if BMS' Ending Dilution Period Interest is less than BMS' Greatest Dilution Period Interest, BMS shall have the option (the "BMS DILUTION OPTION") to purchase (through the Equity Holding Entity) from the Company a number of shares of Common Stock equal to (i) the percentage which is the difference between BMS' Greatest Dilution Period Interest and BMS' Ending Dilution Period Interest, multiplied by (ii) the number of outstanding shares of Common Stock as of the last day of such Dilution Period.

         (c) BMS may exercise the BMS Dilution Option, in whole or in part, by delivery to the Company of written notice of exercise within 30 days of receipt of a Dilution Notice (the "BMS DILUTION OPTION EXERCISE NOTICE"), which notice shall specify the number of shares of Common Stock to be purchased by BMS and which shall be irrevocable and binding on both parties upon receipt thereof by the Company.

         (d) The per share price for shares of Common Stock purchased by BMS and issued to the Equity Holding Entity pursuant to the BMS Dilution Option ("BMS DILUTION OPTION SHARES") shall be equal to the average closing price of the Common Stock on the Nasdaq for the thirty Nasdaq trading days ending on and including the date on which the BMS Dilution Option Exercise Notice is delivered to the Company.

         (e) Delivery of certificates representing BMS Dilution Option Shares by the Company shall be made against payment of the purchase price therefor by wire transfer of immediately available funds to such account of the Company as the Company shall communicate to BMS. The certificates for the BMS Dilution Option Shares shall be registered in the name of the Equity Holding Entity. Delivery of such certificates and payment of the purchase price therefor shall be at such place and on such date as the parties shall mutually agree, but in no event later than ten Business Days after receipt by the Company of the BMS Dilution Option Exercise Notice (or such later date on which any required filings, consents or approvals have been made or received, as the case may be).

         (f) To the extent any issuance of shares of Common Stock pursuant to the BMS Dilution Option requires any action by or in respect of, filing with, or consent of, any governmental body, agency, official or authority (including, without limitation, filings required under the HSR Act and the rules and regulations of the Nasdaq), the parties hereto will use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate the issuance of shares of Common Stock pursuant to the BMS Dilution Option.

         (g) Any failure by BMS to exercise a BMS Dilution Option shall not affect BMS' right to exercise any subsequent BMS Dilution Option in connection with any subsequent Dilution Notice in accordance with the terms set forth above.

         (h) Each certificate evidencing BMS Dilution Option Shares shall bear a legend in substantially the following form:

                   THE SECURITIES REPRESENTED BY THIS
                   CERTIFICATE ARE SUBJECT TO RESTRICTIONS
                   ON TRANSFER AS SET FORTH IN THE
                   STOCKHOLDER AGREEMENT, DATED SEPTEMBER
                   19, 2001, AMONG IMCLONE SYSTEMS
                   INCORPORATED, BRISTOL-MYERS SQUIBB
                   COMPANY AND BRISTOL-MYERS SQUIBB
                   BIOLOGICS COMPANY, A COPY OF WHICH MAY BE
                   OBTAINED FROM THE CORPORATE SECRETARY OF
                   IMCLONE SYSTEMS INCORPORATED.

                   THE SHARES REPRESENTED BY THIS
                   CERTIFICATE HAVE NOT BEEN REGISTERED

                   UNDER THE SECURITIES ACT OF 1933, AS
                   AMENDED, AND MAY BE REOFFERED OR SOLD
                   ONLY IF SO REGISTERED OR IF AN EXEMPTION
                   FROM SUCH REGISTRATION IS AVAILABLE.

                          ARTICLE 4
                    TRANSFER RESTRICTIONS

         SECTION 4.01. TRANSFER OF COMMON STOCK. (a) Subject to Section 4.01(d), prior to the Initial Trigger Date, BMS and the Equity Holding Entity shall not, and BMS shall cause its Affiliates not to, directly or indirectly, transfer, sell or otherwise dispose of, or pledge or otherwise encumber, any shares of Common Stock or enter into a Hedging Transaction.

         (b) Subject to Section 4.01(d), after the Initial Trigger Date, BMS and the Equity Holding Entity shall not, and BMS shall cause its Affiliates not to, directly or indirectly, transfer, sell or otherwise dispose of, or pledge or otherwise encumber, any shares of Common Stock or enter into a Hedging Transaction, except (i) pursuant to its registration rights set forth in Article 5, (ii) pursuant to Rule 144 promulgated under the Securities Act, or (iii) pursuant to a Hedging Transaction that is permitted under paragraph (c)(iii) of this Section.

         (c) Any transfer, sale or disposition pursuant to Section 4.01(b) shall be subject to the following limitations:

                  (i) no shares of Common Stock may be transferred, sold or pledged to any Person (other than an Institutional Purchaser) or group (within the meaning of Section 13(d)(3) of the Exchange Act) if, after giving effect to such sale, such Person or group would beneficially own (or, in the case of a registered firm commitment underwritten public offering, if the lead Underwriter believes after reasonable inquiry such person or group would own) more than 5% of the then outstanding shares of Common Stock;

                  (ii) no more than 10% of the total outstanding Common Stock may be sold in any one registered firm commitment underwritten public offering made in accordance with Article 5; and

                  (iii) neither BMS nor any of its Affiliates will in any twelve-month period pledge, otherwise encumber, enter into a Hedging

         Transaction or, except for transactions that are registered firm commitment underwritten public offerings made in accordance with
         Article 5 hereof, transfer, sell or otherwise dispose of, any shares of Common Stock, the effect of which, individually or in the aggregate, would be to reduce the economic exposure by BMS or its Affiliates by the equivalent of more than 10% of the maximum number of shares of Common Stock beneficially owned by BMS and its Affiliates at any time after the Signing Date.

         (d) Notwithstanding the foregoing, Acquisition Sub may at any time transfer all but not less than all of the shares of Common Stock owned by Acquisition Sub to any one of (i) BMS, (ii) ERS or (iii) a wholly owned subsidiary of ERS; PROVIDED that, in the case of transfers pursuant to clause
(ii) or (iii) above, such transferee is a direct wholly owned subsidiary of BMS or is wholly owned by one or more subsidiaries of BMS, each of which is wholly owned by BMS; PROVIDED FURTHER that prior to any transfer pursuant to this
Section 4.01(d), such transferee shall have agreed in writing to be bound by the terms of this Agreement pursuant to documentation reasonably satisfactory to the Company; PROVIDED FURTHER that no transfer pursuant to this Section 4.01(d) shall relieve any transferor from any liability for damages incurred or suffered by the Company as a result of any breach of this Agreement by such transferor. Upon any such transfer, the transferee shall be the Equity Holding Entity under this Agreement, and shall thereafter have the rights of transfer granted to Acquisition Sub under this Section 4.01(d).

         (e) Purported transfers, sales or dispositions of, or Hedging Transactions with respect to, Common Stock that are not in compliance with
Article 4 shall be of no force and effect.

         (f) Notwithstanding anything herein to the contrary, the transfer, sale or disposition of, or Hedging Transactions with respect to, shares of Common Stock by BMS or any of its Affiliates (other than pursuant to Section 4.01(d)) shall not result in the transfer of any rights of BMS or the Equity Holding Entity under this Agreement.

         SECTION 4.02. TRANSFER OF SHARES OF THE EQUITY HOLDING ENTITY. BMS agrees that, from the date hereof until such date after the Effective Time on which BMS no longer beneficially owns any shares of Common Stock, BMS will maintain its direct, or indirect through one or more wholly owned subsidiaries of BMS, ownership of 100% of the outstanding capital stock of the Equity Holding Entity and will not transfer, sell, assign or otherwise dispose of, or pledge or otherwise encumber, any shares of capital stock of the Equity Holding Entity or any subsidiary of BMS which directly or indirectly owns any shares of capital stock of the Equity Holding Entity.

                                    ARTICLE 5
                               REGISTRATION RIGHTS

         SECTION 5.01. REGISTRATION. (a) The Company agrees that, at any time after the Initial Trigger Date, upon the request of BMS (a "DEMAND REGISTRATION"), it will file a registration statement (a "REGISTRATION STATEMENT") under the Securities Act as to the number of shares of Registrable Securities specified in such request; PROVIDED that (i) the Company shall not be required to file more than three Registration Statements that become effective and remain effective for the period referred to in Section 5.01(b), (ii) the Company shall not be obligated to effect more than one Demand Registration in any twelve-month period, (iii) the Registrable Securities for which a Demand Registration has been requested by BMS shall have a value (based on the average closing price per share of Common Stock for ten trading days preceding the delivery of BMS' request) of not less that $100,000,000 (or, if less, all of the shares of Common Stock then held by the Equity Holding Entity), and (iv) the Company shall not be required to file a shelf registration statement pursuant to Rule 415 of the Securities Act under this Section 5.01.

         (b) The Company agrees to use its reasonable best efforts (i) to have any registration of the Registrable Securities declared effective as promptly as practicable after the filing thereof, and (ii) to keep such registration statement effective for a period (up to three months) sufficient to complete the distribution of the Registrable Securities. The Company further agrees to supplement or make amendments to the Registration Statement, if required (i) to respond to the comments of the SEC, if any, (ii) by the registration form utilized by the Company for such registration or by the instructions applicable to such registration form, (iii) by the Securities Act or the rules and regulations thereunder, or (iv) by BMS (or any Underwriter for BMS) with respect to information concerning BMS or such Underwriter or the plan of distribution to be utilized with respect to the Registrable Securities. The Company agrees to furnish to BMS copies of any such supplement or amendment prior to its being used or filed with the SEC.

         (c) In the event an offering of shares of Registrable Securities is a fully- underwritten firm commitment offering, BMS shall select the lead Underwriter and any additional Underwriters in connection with the offering from a list of nationally-recognized investment banks reasonably agreed to between the Company and BMS.

         SECTION 5.02. PIGGYBACK REGISTRATION. If the Company proposes to file a registration statement under the Securities Act with respect to an offering of Common Stock (i) for the Company's own account (other than a registration statement on S-4 or S-8 or shelf registration statement (or any substitute form that may be adopted by the SEC)) or (ii) for the account of any of its holders of Common Stock, then the Company shall give written notice of such proposed filing to BMS as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer BMS the opportunity to register such number of shares of Registrable Securities as BMS may request on the same terms and conditions as the Company's or such holder's Common Stock (a "PIGGYBACK REGISTRATION").

         SECTION 5.03. REDUCTION OF OFFERING. Notwithstanding anything contained herein, if the lead Underwriter of an offering described in Section 5.01 or
Section 5.02 delivers a written opinion to the Company that the size of the offering that BMS, the Company and any other Persons intend to make is such that the success of the offering would be materially and adversely affected, then the number of shares of Common Stock to be offered for the account of BMS shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such lead Underwriter; PROVIDED, that (a) priority in the case of a Demand Registration pursuant to
Section 5.01 shall be (i) first, the securities offered for the account of BMS,
(ii) second, securities offered by the Company for its own account, and (iii) third, pro rata among any other securities of the Company requested to be registered pursuant to a contractual right of registration; (b) priority in the case of a registration initiated by the Company for its own account pursuant to
Section 5.02 shall be (i) first, securities offered by the Company for its own account, (ii) second, pro rata among any other securities of the Company requested to be registered pursuant to a contractual right of registration (including securities requested to be registered by BMS pursuant to Section 5.02); and (c) priority in a registration initiated by the Company for the account of a holder (other than the Equity Holding Entity) pursuant to Section
5.02 shall be (i) first, securities offered for the account of such holder, (ii) second, securities offered by the Company for its own account, and (iii) third, pro rata among any other securities of the Company requested to be registered pursuant to a contractual right of registration (including securities requested to be registered by BMS pursuant to Section 5.02).

         SECTION 5.04. REGISTRATION PROCEDURES. Subject to the provisions of
Section 5.01 hereof, in connection with the registration of Registrable Securities hereunder, the Company will as promptly as practicable:

          (a) furnish to BMS, prior to the filing of a Registration Statement, copies of such Registration Statement as is proposed to be filed, and thereafter such number of copies of such Registration Statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents referred to therein), the prospectus included in such Registration Statement (including each preliminary prospectus), any and all transmittal letters or other correspondence with the SEC and such other documents in such quantities as BMS may reasonably request from time to time in order to facilitate the disposition of the Registrable Securities;

          (b) use all reasonable efforts to register or qualify the Registrable Securities under such other securities or blue sky laws of such jurisdiction as BMS reasonably requests and do any and all other acts and things as may be reasonably necessary or advisable to enable BMS to consummate the disposition in such jurisdictions of the Registrable Securities; PROVIDED that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.04(b), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (c) notify BMS, at any time when a prospectus relating thereto is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such Registration Statement or amendment contains an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and the Company will prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of the Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading;

          (d) use its reasonable efforts to cause the Registrable Securities to be registered with or approved by such other governmental agencies or authorities as may be necessary by virtue of the business and operations of the Company to enable BMS to consummate the disposition of the Registrable Securities; PROVIDED that the Company will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 5.04(d), (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction;

          (e) enter into customary agreements (including an underwriting agreement in customary form) and take such other actions as are reasonably required in order to expedite or facilitate the disposition of the Registrable Securities;

          (f) make available for inspection by BMS, any underwriter participating in any disposition pursuant to such registration, and any attorney, accountant or other agent retained by BMS or any such underwriter (collectively, the "INSPECTORS"), all financial and other records, pertinent corporate documents and properties of the Company (collectively, the "RECORDS") as shall be reasonably necessary to enable them to exercise their due diligence responsibility, and cause the officers, directors and employees of the Company to supply all information reasonably requested by any such Inspector in connection with such registration; PROVIDED that (i) Records and information obtained hereunder shall be used by such persons only to exercise their due diligence responsibility and (ii) Records or information which the Company determines, in good faith, to be confidential shall not be disclosed by the Inspectors unless (x) the disclosure of such Records is necessary to avoid or correct a material misstatement or omission in the Registration Statement or (y) the release of such Records or information is ordered pursuant to a subpoena or other order from a court or governmental authority of competent jurisdiction.

          (g) use all reasonable efforts to obtain a comfort letter from the independent public accountants for the Company in customary form and covering such matters of the type customarily covered by comfort letters as BMS reasonably requests;

          (h) otherwise use all reasonable efforts to comply with all applicable rules and regulations of the SEC, and make generally available to its security holders, as soon as reasonably practicable, an earnings statement covering a period of twelve months, beginning within three months after the effective date of the registration, which earnings statement shall satisfy the provisions of
Section 11(a) of the Securities Act and Rule 158 thereunder; and

          (i) use all reasonable efforts to cause all Registrable Securities to be listed on each securities exchange or automated quotation system on which similar securities issued by the Company are listed.

         SECTION 5.05. CONDITIONS TO OFFERINGS. The obligations of the Company to take the actions contemplated by Sections 5.01, 5.02 and 5.04 with respect to an offering of Registrable Securities shall be subject to the following conditions:

                  (i) BMS and the Equity Holding Entity shall conform to all applicable requirements of the Securities Act and the Exchange Act with respect to the offering and sale of securities; and

                  (ii) BMS shall advise each Underwriter through which any of the Registrable Securities are offered that the Registrable Securities are part of a distribution that is subject to the prospectus delivery requirements of the Securities Act.

         The Company may require BMS to furnish to the Company such information regarding BMS or the distribution of the Registrable Securities as the Company may from time to time reasonably request in writing, in each case only as required by the Securities Act or the rules and regulations thereunder or under state securities or blue sky laws.

         BMS agrees that, upon receipt of any notice from the Company of the happening of any event of the kind described in Section 5.04(c) hereof, BMS will forthwith discontinue disposition of Registrable Securities pursuant to the registration covering such shares of Common Stock until BMS' receipt of the copies of the supplemented or amended prospectus contemplated by Section 5.04(c) hereof and, if so directed by the Company, will promptly deliver to the Company all copies (other than any permanent file copies then in BMS' possession) of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice.

         SECTION 5.06. ADDITIONAL CONDITIONS. (a) The Company's obligations pursuant to Sections 5.01 and 5.02 shall be suspended if (i) the fulfillment of such obligations would require the Company to make a disclosure that would, in the reasonable good faith judgment of the Company's board of directors, be detrimental to the Company and premature, (ii) the Company has filed a registration statement with respect to securities to be distributed in an underwritten public offering and it is advised by its lead or managing underwriter that an offering by BMS of the Registrable Securities would materially adversely affect the distribution of such equity securities, or (iii) the fulfillment of such obligations would require the Company to prepare audited financial statements not required to be prepared for the Company to comply with its obligations under the Exchange Act as of any date not coincident with the last day of any fiscal year of the Company. Such obligations shall be reinstated
(x) in the case of clause (i) above, upon the making of such disclosure by the Company (or, if earlier, when such disclosure would either no longer be necessary for the fulfillment of such obligations or no longer be detrimental),
(y) in the case of clause (ii) above, upon the conclusion of any period during which the Company would not, pursuant to the terms of its underwriting arrangements, be permitted to sell the Registrable Securities for its own account and (z) in the case of clause (iii) above, as soon as it would no longer be necessary to prepare such financial statements to comply with the Securities Act.

          (b) The number of shares of Registrable Securities to be registered pursuant to Section 5.01 for an offering that is not a fully-underwritten firm commitment offering shall be reduced to the extent that the Company is advised in writing by an investment banker of national standing that the sale of all shares of Common Stock requested to be registered by BMS would materially and adversely affect the market price of the Common Stock.

         SECTION 5.07. REGISTRATION EXPENSES. All fees and expenses incident to the performance of or compliance with this Article 5 by the Company, including, without limitation, all fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), rating agency fees, printing expenses, messenger and delivery expenses, any registration or filing fees payable under any federal or state securities or blue sky laws, the fees and expenses incurred in connection with any listing of the securities to be registered on any securities exchange or automated quotation system, fees and disbursements of counsel for the Company and its independent certified public accountants (including the expenses of any comfort letters required by or incident to such performance), securities acts liability insurance (if the Company elects to obtain such insurance), the reasonable fees and expenses of any special experts retained by the Company in connection with such registration and the fees and expenses of other persons retained by the Company (all such expenses being herein called "REGISTRATION EXPENSES"), will be (i) divided equally between the Company and BMS with respect to the first and second Demand Registrations and (ii) borne by BMS with respect to a third Demand Registration; it being understood and agreed that BMS will bear all fees and expenses incurred by it in connection with any registration pursuant to this Article 5 (including, without limitation, underwriting fees, discounts and commissions, transfer taxes, and fees and expenses of its counsel).

         SECTION 5.08. INDEMNIFICATION; CONTRIBUTION. (a) INDEMNIFICATION BY THE COMPANY. The Company agrees to indemnify, to the fullest extent permitted by law, BMS, its directors and officers and each person who controls BMS (within the meaning of either the Securities Act or the Exchange Act) against any and all losses, claims, damages, liabilities and expenses (including reasonable attorneys' fees) caused by any untrue or alleged untrue statement of material fact contained in any Registration Statement, prospectus or preliminary prospectus (each as amended and or supplemented, if the Company shall have furnished any amendments or supplements thereto), or any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein (in the case of a prospectus, in the light of the circumstances under which they were made) not misleading, PROVIDED that the Company shall not be required to indemnify BMS or its officers, directors or controlling persons for any losses, claims, damages, liabilities or expenses resulting from any such untrue statement or omission if such untrue statement or omission is made in reliance on and in conformity with any information with respect to BMS or such other parties furnished to the Company by BMS or such other parties expressly for use therein. In connection with an underwritten offering, the Company will indemnify each Underwriter, the officers and directors of such Underwriter, and each person who controls such Underwriter (within the meaning of either the Securities Act or Exchange Act) to the same extent as provided above with respect to the indemnification of BMS; PROVIDED that such Underwriter agrees to indemnify the Company to the same extent as provided below with respect to the indemnification of the Company by BMS.

         (b) INDEMNIFICATION BY BMS. In connection with any registration in which BMS is participating, BMS will furnish to the Company in writing such information and affidavits with respect to BMS as the Company reasonably requests for use in connection with any such registration, prospectus, or preliminary prospectus and agrees to indemnify the Company, its directors, its officers who sign the Registration Statement and each person, if any, who controls the Company (within the meaning of either the Securities Act or of the Exchange Act) to the same extent as the foregoing indemnity from the Company to BMS, but only with respect to information relating to BMS furnished to the Company in writing by BMS expressly for use in the Registration Statement, the prospectus, any amendment or supplement thereto, or any preliminary prospectus.

         (c) CONDUCT OF INDEMNIFICATION PROCEEDINGS. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 5.08(a) or (b), such person (hereinafter called the indemnified party) shall promptly notify the person against whom such indemnity may be sought (hereinafter called the indemnifying party) in writing and the indemnifying party, upon request of the indemnified party, shall retain counsel reasonably satisfactory to the indemnified party to represent the indemnified party and any others the indemnifying party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any indemnified party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless (i) the indemnifying party and the indemnified party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the indemnifying party and the indemnified party and the indemnified party shall have been advised by counsel that representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the indemnifying party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm (in addition to any local counsel) for all such indemnified parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the indemnified parties, such firm shall be designated in writing by the indemnified parties. The indemnifying party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party from and against any loss or liability by reason of such settlement or judgment. Notwithstanding the foregoing sentence, if at any time an indemnified party shall have requested an indemnifying party to reimburse the indemnified party for fees and expenses of counsel as contemplated by the third sentence of this Section 5.08(c), the indemnifying party agrees that it shall be liable for any settlement of any proceeding effected without its written consent if (i) such settlement in entered into more than 30 days after receipt by such indemnifying party of the aforesaid request and (ii) such indemnifying party shall not have reimbursed the indemnified party in accordance with such request or reasonably objected in writing, on the basis of the standards set forth herein, to the propriety of such reimbursement prior to the date of such settlement. No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement of any pending or threatened proceeding in respect of which any indemnified party is or could have been a party and indemnity could have been sought hereunder by such indemnified party, unless such settlement includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such proceeding.

         (d) CONTRIBUTION. If the indemnification provided for in this Section
5.08 from the indemnifying party is unavailable to an indemnified party hereunder in respect of any losses, claims, damages, liabilities or expenses referred to in this Section 5.08, then the indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such losses, claims, damages, liabilities or expenses in such proportion as is appropriate to reflect the relative fault of the indemnifying party and indemnified parties in connection with the actions which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations. The relative fault of such indemnifying party and indemnified parties shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been made by, or relates to information supplied by, such indemnifying party or indemnified parties, and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such action. The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 5.08(c), any legal or other fees or expenses reasonably incurred by such party in connection with any investigation or proceeding.

         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 5.08(d) were determined by PRO RATA allocation or by any other method of allocation which does not take into account the equitable considerations referred to in this Section 5.08(d). No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.

         If indemnification is available under this Section 5.08, the indemnifying parties shall indemnify each indemnified party to the full extent provided in Sections 5.08(a) and (b) without regard to the relative fault of said indemnifying party or indemnified party or any other equitable consideration provided for in this Section 5.08(d).

         SECTION 5.09. RULE 144. The Company agrees that it will file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as BMS reasonably may request, all to the extent required from time to time to enable BMS to sell Common Stock within the limitation of the exemptions provided by (a) Rule 144 under the Securities Act, as such Rule may be amended from time to time, or (b) any similar rule or regulation hereafter adopted by the SEC. Upon the request of BMS, the Company will deliver to BMS a written statement as to whether it has complied with such requirements.

         SECTION 5.10. LOCKUP. If and to the extent requested by the managing underwriters of an underwritten public offering of equity securities of the Company, the Company, BMS and the Equity Holding Entity agree not to effect, and to cause their respective Affiliates not to effect, except as part of such registration, any offer, sale, pledge, transfer or other distribution or disposition or any agreement with respect to the foregoing, of the issue being registered or a similar security of the Company, or any securities convertible into or exchangeable or exercisable for such securities, including a sale pursuant to Rule 144, during the seven day period prior to and during such period that the lead Underwriter may reasonably request, no greater than 90 days, beginning on the effective date of such registration.

                                    ARTICLE 6
                                  MISCELLANEOUS

         SECTION 6.01. NOTICES. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission) and shall be given,

         if to the Company, to:

         ImClone Systems Incorporated
         180 Varick Street, 7th Floor
         New York, New York 10014
         Attn: John Landes, Esq.
               General Counsel
         Fax: (212) 645-2054

         with a copy to:

         Davis Polk & Wardwell
         450 Lexington Avenue
         New York, New York 10017
         Attn: Phillip R. Mills, Esq.
         Fax: (212) 450-4800

         if to BMS or Acquisition Sub, to:

         Bristol-Myers Squibb Company
         345 Park Avenue
         New York, New York 10154
         Attn: General Counsel
         Fax: (212) 546-4020

         with a copy to:

         Cravath, Swaine & Moore
         Worldwide Plaza
         825 Eighth Avenue
         New York, NY 10019
         Attn: Susan Webster, Esq.
         Fax: (212) 474-3700

or such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.

         SECTION 6.02. AMENDMENTS; WAIVERS. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective.

          (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

         SECTION 6.03. SUCCESSORS AND ASSIGNS. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that, except as provided in Section 4.01(d), no party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto.

         SECTION 6.04. CAPTIONS. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

         SECTION 6.05. SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

         SECTION 6.06. SPECIFIC PERFORMANCE. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any federal court located in the State of New York or, to the extent no such federal court has jurisdiction over such proceeding, any New York state court, in addition to any other remedy to which they are entitled at law or in equity.

         SECTION 6.07. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of laws rules of such state.

         SECTION 6.08. JURISDICTION. Any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby may be brought in any federal court located in the State of New York or, to the extent no such federal court has jurisdiction over such action, suit or proceeding, any New York state court, and each of the parties hereby consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient form. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 6.01 shall be deemed effective service of process on such party.

         SECTION 6.09. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

         SECTION 6.10. COUNTERPARTS; EFFECTIVENESS; BENEFIT. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received counterparts hereof signed by all of the other parties hereto. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

         SECTION 6.11. ENTIRE AGREEMENT. This Agreement, the Confidentiality Agreement, the Commercial Arrangements, the Acquisition Agreement and the disclosure letter referred to in Article 4 of the Acquisition Agreement constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

         SECTION 6.12. EXPENSES. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense.

         SECTION 6.13. ADDITIONAL COVENANT OF BMS. BMS shall take all action necessary to cause the Equity Holding Entity to perform its obligations under this Agreement, including without limitation, providing funding to the Equity Holding Entity to the extent necessary for the Equity Holding Entity to fulfill its obligations hereunder.

         IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

                            BRISTOL-MYERS SQUIBB COMPANY


                            By:   /s/ Brian Markison
                               ------------------------------------------------
                               Name: Brian Markison
                               Title: Senior Vice President - External Affairs,
                                      Worldwide Medicines Group


                            BRISTOL-MYERS SQUIBB BIOLOGICS
                             COMPANY

                            By:   /s/ Sandra Leung
                               ------------------------------------------------
                               Name: Sandra Leung
                               Title: Corporate Secretary

                            IMCLONE SYSTEMS INCORPORATED



                            By:   /s/ Samuel D. Waskal, Ph.D.
                               ------------------------------------------------
                               Name: Samuel D. Waskal, Ph.D.
                               Title: President and Chief Executive Officer